[ Letterhead of Kennedy & Baris, L.L.P.]
June 12, 2008
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, OK 74074
Ladies and Gentlemen:
     We have acted as special counsel to Southwest Bancorp, Inc., an Oklahoma corporation (the “Company”) and Southwest Capital Trust II, a statutory trust created under the laws of Delaware (the “Trust”) in connection with the proposed issuance of (i) preferred securities, liquidation amount $25.00 per security (the “Preferred Securities”), of the Trust pursuant to the terms of an Amended and Restated Declaration of Trust by the Company, U.S. Bank Trust National Association, as Property Trustee, U.S. Bank Trust National Association, as Delaware Trustee, and Rick J. Green, Kerby Crowell and Laura Bright, as Administrators (the “Trust Agreement”), (ii) Junior Subordinated Debentures (the “Debentures”) of the Company issued pursuant to the terms of an Indenture between the Company and U.S. Bank National Association, as trustee (the “Indenture”), which Debentures are to be sold by the Company to the Trust, and (iii) the Guarantee Agreement of the Company with respect to the Preferred Securities (the “Guarantee”) between the Company and U.S. Bank National Association, as guarantee trustee. This opinion letter is furnished at the request of the Company.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including (i) the form of Indenture, (ii) the form of the Debentures attached as an exhibit to the Indenture, (iii) the form of Trust Agreement, (iv) the form of Guarantee, (v) the form of Preferred Securities Certificate attached as an exhibit to the Trust Agreement, (v) the Registration Statement on Form S-3, including the exhibits thereto, filed by the Company and the Trust on June 3, 2008 under the Securities Act of 1933, as amended (the “Act”); and (vi) the form of supplemental prospectus being filed on the date hereof pursuant to the Act (collectively the “Documents”).
     In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the genuineness of all signatures, and the correctness of all representations made therein. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have assumed that parties executing all Documents had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such Documents and that such Documents constitute valid and binding obligations of such parties. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the Documents.
     Based upon the foregoing, and assuming (i) that the final Documents will be substantially identical to the forms examined, (ii) full compliance with all the terms of the final Documents, and (iii) the accuracy of representations made by the Company and delivered to us, we are of the opinion that:
1.	the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association or a publicly traded partnership taxable as a corporation; and

Southwest Bancorp, Inc.
June 12, 2008

2.	for United States federal income tax purposes, the Notes will constitute indebtedness of the Company
     The opinions expressed above are based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury regulations, published interpretations by the Internal Revenue Service of the Code and such Treasury regulations, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied, and may result in federal income tax consequences that differ from those reflected in the opinions set forth above. We note that there is no authority directly on point dealing with securities such as the Preferred Securities or with transactions of the type described herein, and that the authorities on which this opinion is based are subject to various interpretations. Further, you should be aware that opinions of counsel have no official status and are not binding on the Internal Revenue Service or the courts. Accordingly, we can provide no assurance that the interpretation of the federal income tax laws set forth in our opinions will prevail if challenged by the IRS in an administrative or judicial proceeding
     We have also assumed that each transaction contemplated herein will be carried out strictly in accordance with the Documents. Any variance in the facts may result in Federal income tax consequences that differ from those reflected in the opinions set forth above.
     Additionally, we undertake no obligation to update this opinion in the event there is either a change in the legal authorities, in the facts (including the taking of any action by any party to any of the transactions described in the Documents relating to such transactions) or in the Documents on which this opinion is based, or an inaccuracy in any of the representations upon which we have relied in rendering this opinion.
     We express no opinion with respect to any matter not specifically addressed by the foregoing opinions, including state, local or foreign tax consequences, or any federal, state, local or foreign issue not specifically referred to and discussed above including, without limitation, the effect on the matters covered by this opinion of the laws of any other jurisdiction.
     These opinions are being furnished to you solely for your benefit in connection with the transactions set forth above, and may not be relied upon by any other person, or in any other context, without our prior written consent. No portion of this letter may be quoted or otherwise referred to in any document or delivered to any other person or entity without our express written consent. This opinion letter is rendered as of the date set forth above.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein under the caption “Certain United States Federal Income Tax Consequences.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Circular 230 Disclosure
     To comply with certain Treasury regulations, we inform you that (i) this opinion letter was written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) this opinion letter was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person, and (iii) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Very truly yours,
/s/ Kennedy & Baris, L.L.P.